Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is executed this 18 day of November, 2010 with an effective date  of the 17th day of August, 2010.

BETWEEN:

GEOGLOBAL RESOURCES INC., a body corporate incorporated under the laws of the State of Delaware, United States and having its corporate office at Suite 200, 625 – 4 Avenue S.W., Calgary, Alberta, Canada T2P 0K2

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART,

- and -

SUNIL KARKERA, a resident of the City of Calgary, Alberta (hereinafter referred to as the “Executive”),

OF THE SECOND PART.

RECITAL:

A.
In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Corporation and the Executive have entered this Agreement, which by their agreement replaces and supersedes any previous employment agreement.

ARTICLE 1

EMPLOYMENT

1.1	The Corporation agrees to employ the Executive beginning August 17, 2010 (“Effective Date”) as Chief Financial Officer (“CFO”) of the Corporation.

1.2	The Executive accepts and agrees to serve the Corporation in these positions on the terms and conditions and for the remuneration set out in this Agreement.

1.3
The Executive shall perform such duties and shall have such responsibilities, commensurate with his position and title, as may be assigned to the Executive from time to time by the President and the Chief Executive Officer (“CEO”) and the board of directors of the Corporation (the “Board”).  In particular, the Executive shall perform for the Corporation the services and fulfill those duties and responsibilities more particularly described in Schedule “A” which sets out the responsibilities as the CFO (the “Services”).  The Services may be amended from time to time in writing by the Corporation and the Executive.

1.4	The Executive shall report to the President and the CEO.

1.5
The Executive shall act as an officer of such affiliates of the Corporation as he may be elected to and as directed by the Board (collectively, the “Related Entities”), all without further compensation other than as provided in this Agreement.  For that purpose, the term “Corporation” shall, unless the context otherwise requires, be deemed to include such Related Entities.

1.6
The Corporation and the Executive shall enter into an Indemnification Agreement upon terms satisfactory to both parties and the Corporation agrees to place and maintain reasonable liability insurance coverage for its officers and directors, including the Executive.

ARTICLE 2

PERFORMANCE OF DUTIES

2.1
The Executive represents that he is capable of acting in the capacity of CFO of the Corporation and of providing the Services in a diligent and professional manner, in accordance with competent, skilled and experienced practices and in compliance with all applicable laws and regulations.  The Executive agrees to faithfully, honestly, diligently and to the best of the Executive’s ability serve the Corporation and to use his best efforts to promote the best interests of the Corporation and to bring business opportunities to the Corporation as they arise from time to time.

2.2	The Executive acknowledges that he is bound by legal and equitable duties to the Corporation which are in no way limited by this Agreement.

2.3
The Executive agrees to faithfully account to, and to deliver to the Corporation all money, securities and any other things of value to which the Corporation is entitled that the Executive may from time to time receive for or on account of the Corporation.

2.4	The Executive shall (except in the case of illness or accident) devote all of the Executive’s working time and attention to the Executive’s employment hereunder.

2.5
The Executive acknowledges that performance of the Services shall require travel by the Executive to (i) India, Colombia and Israel from time to time since the major properties and business operations of the Corporation are located in those jurisdictions and (ii) such other countries as the Corporation may have properties or engage in business operations in the future.  The Executive agrees that he will spend as much time in those jurisdictions as required to be effective in advancing the Corporation’s interest.  In light of the fact the business operations of the Corporation are in India, Colombia and Israel and potentially elsewhere and the Corporation requires the attendance of the Executive in those jurisdictions to maintain and develop relationships, the Corporation agrees to pay for Executive’s trips to those jurisdictions and return and accommodations in those jurisdictions and for each calendar year one business class trip to India and return and accommodations in India for the Executive’s family.

ARTICLE 3

TERM

3.1
The Executive’s employment under this Agreement shall be for an indefinite term commencing as of the Effective Date and ending upon termination pursuant to any of the provisions of Article 5 of this Agreement.

ARTICLE 4

REMUNERATION

Basic Salary

4.1
The Corporation agrees to pay to the Executive a base salary of  US $155,000.00 per annum (the “Base Salary”).  The parties acknowledge that the Base Salary is not commensurate with the current industry norm for the Executive’s role with the Corporation but agree that the Base Salary will be reviewed  in December 2010 and  may be increased according to the Corporation’s financial situation and industry norms to be finalized upon mutual  agreement of the parties.

4.2	The Corporation also agrees to pay such other compensation and to provide such other benefits as set out in Schedule “B” (the “Benefits”).

4.3
It is agreed that the Base Salary shall be reviewed annually by the Corporation and the Executive for each year and may be adjusted upward following such review as agreed to by the Corporation and Executive.

4.4
The annual review shall be completed prior to the commencement of the year to which the annual review applies.  If the annual review does not occur before the commencement of the year to which the annual review shall apply, the Base Salary payable to the Executive pursuant to this Agreement shall continue unchanged.

4.5
The Base Salary for each year of the term of this Agreement shall be paid by the Corporation to the Executive in equal monthly or more frequent instalments, in arrears, net of any statutory deductions or withholdings, in accordance with the policy of the Corporation for employees, as amended from time to time.

Performance Based Bonus

4.6
The Executive shall for each year of employment be entitled to the opportunity to earn performance based bonus remuneration (“Bonus”) in accordance with the bonus plan that is to be developed by management and the Board.  The plan shall form Schedule “C” to this Agreement when finally approved by the Board.

Stock Options

4.7
The Executive shall be entitled to participate in the 2008 Stock Incentive Plan and such other equity compensation plans as may be adopted by the Corporation  from time to time.  Subject to the terms of the plan under which the option or restricted stock may be granted, the Board may grant to the Executive options to acquire shares of the common stock or restricted stock of the Corporation (the “Stock Options”) at such times and in such amounts as the Board may in its sole discretion determine.

Vacation

4.8
The Executive shall be entitled to take four weeks’ of vacation in each calendar year.  Such vacation shall be paid vacation and shall not reduce or negatively impact any compensation otherwise payable to the Executive pursuant to this Agreement.  For the purpose of calculating accrued but unused vacation time owed upon termination of the Executive’s employment under this Agreement, vacation shall be deemed to accrue rateably over the course of the calendar year based on the number of days during the year during which the Executive was employed under this Agreement until termination and unused vacation time shall not carry over to the next year, unless it is approved by the Corporation.  It is understood the Executive will make himself available as is reasonably required while on vacation.

Reimbursement of Expenses

4.9
The Corporation agrees to reimburse the Executive, in accordance with the policies of the Corporation in effect from time to time, for all reasonable business expenses incurred by the Executive in performing the duties of the Executive’s office and the Services pursuant to this Agreement, including, without limitation, business promotion, travel, hotel, meals, entertainment and all other reasonable out-of-pocket expenses actually and properly incurred by the Executive in connection with the duties of the Executive’s office and the performance of the Services pursuant to this Agreement.  All claims for reimbursement by the Executive shall, to the extent reasonable, be supported by receipts or appropriate statements covering such claims.  These claims must be submitted to the Corporation in accordance with its expense policy (the “Expense Policy”) .

ARTICLE 5

TERMINATION

Definitions

5.1	In this Article 5, the following terms shall have the following meanings:

(a)	“Cause” shall mean any of the following:

(i)
fraud, theft, dishonesty, misappropriation of the Corporation’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is wilfully or grossly negligent on the part of the Executive, including, without limitation, any intentional misrepresentation of any operating results of the Corporation or any of its Related Entities;

(ii)
the Executive engaging in or committing any criminal or other statutory offence involving fraud, theft, dishonesty, misappropriation of property or funds, embezzlement, malfeasance or nonfeasance in office, or which the Board, in its sole discretion acting reasonably, believes is likely to injure the reputation, business or business relationships of the Corporation;

(iii)	the Executive’s material violation of any statutory or common law duty of loyalty to the Corporation or any of its Related Entities;

(iv)
the Executive’s material breach of any of the Executive’s obligations under this Agreement or material breach of a policy or code of conduct of the Corporation or any of its Related Entities (including, without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Corporation or any of its Related Entities), where such breach, if curable, is not cured by the Executive within thirty (30) days after receipt of written notice specifying such breach; or

(v)
the failure to spend an adequate amount of time in India where such failure is not cured within thirty (30) days after receipt of written notice specifying the expectations of such further time that the Executive shall spend in India.

(b)	“Good Reason” shall mean any of the following:

(i)
the breach by the Corporation of any obligation to the Executive pursuant to this Agreement where such breach is not cured by the Corporation within ten (10) days after the receipt from the Executive of written notice specifying such breach;

(ii)
the failure of the Corporation to continue the Executive in his position as set out in this Agreement including his position as an officer of the Corporation, the removal of the Executive from any of such position with the Corporation or the material diminution of the Executive’s duties and responsibilities with the Corporation other than for Cause; or

(iii)
the failure of the Corporation to obtain agreement from a successor to assume and agree to perform this Agreement or if the Corporation or substantially all of the assets of the Corporation are sold or if the Corporation is a party to a merger, amalgamation or any other arrangement and following any such event the Executive is not offered a comparable position, duties, compensation and benefits as provided pursuant to this Agreement or if offered, the Executive, for whatever reason, elects within thirty (30) days to not accept the offer.

Termination for Cause or Resignation without Good Reason

5.2
If the Executive’s employment under this Agreement is terminated by the Corporation for Cause or if the Executive resigns without Good Reason, except as otherwise provided herein, all obligations to the Executive under this Agreement shall terminate immediately upon the date of such termination or resignation and the Executive shall only be entitled to be paid by the Corporation all unpaid Base Salary and unpaid vacation pay accrued to the date of such termination or resignation together with any unpaid Bonus actually granted by the Board to the Executive as at the date of termination or resignation.

Termination without Cause or for Good Reason

5.3	If the Executive’s employment under this Agreement is terminated other than for Cause or if the Executive resigns for Good Reason, as applicable, the Corporation shall:

(a)	within ten (10) days of any such termination or resignation, pay to the Executive:

(i)	all unpaid Base Salary accrued to the date of termination or resignation;

(ii)	all unpaid vacation pay accrued to the date of termination or resignation; and

(iii)	any unpaid Bonus actually granted by the Board to the Executive as at the date of termination or resignation; and

(b)
within ten (10) days of any such termination or resignation, a lump sum (net of any statutory deductions or withholdings) equal to six (6) months Base Salary, which sum shall increase by one (1) month for every year that the Executive is employed from and after August 17, 2010 to a maximum of twelve (12) months to compensate for loss of the Executive’s Base Salary; and

(c)
also within ten (10) days of any such termination or resignation, a lump sum (net of any statutory deductions or withholdings) equal to 30% of the sum referred to in 5.3 (b) to compensate the Executive for the loss of benefits (the amount set out in 5.3 (b) and (c) shall collectively be referred to as the “Lump Sum”).

5.4
The Lump Sum shall be paid under Section 5.3 in full satisfaction of any and all entitlement that the Executive may have to notice of termination or payment in lieu of notice, severance pay and any other payments to which the Executive may otherwise be entitled pursuant to any applicable law and the Executive acknowledges that this provision as to the Lump Sum due in the case of termination or resignation under Section 5.3 shall apply regardless of the years of service or any changes to compensation, title or seniority.

5.5
The Corporation shall have no obligation to pay the Lump Sum unless the Executive executes and delivers to the Corporation a release in the form attached as Schedule “D” and is in compliance with Articles 8 and 9 hereof.

Termination on Disability

5.6
In the event of the Disability of the Executive, the Executive’s employment may be terminated by the Corporation at its sole discretion upon written notice to the Executive.  In such event, all obligations to the Executive under this Agreement shall terminate immediately as at the date of termination as set out in the written notice and within 30 days of the date of termination the Corporation shall pay to the Executive all unpaid Base Salary and unpaid vacation pay accrued to the date of termination together with any unpaid Bonus actually granted by the Board to the Executive as at the date of termination and all other compensation to which the Executive is entitled under Article 5.3.  Any unpaid Bonus earned by the Executive but not yet granted by the Board shall be paid to the Executive in accordance with the policies of the Corporation.  For the purposes of this Agreement, Disability shall mean the inability of the Executive to perform his duties for ninety (90) consecutive days, or for a period aggregating ninety (90) days in any period of twelve (12) months, as a result of physical or mental impairment, illness or injury, all as determined by a physician qualified to make such determination.

Termination on Death

5.7
The Executive’s employment shall terminate upon the death of the Executive.  The date of death shall be the date of termination of employment hereunder.  In such event, all obligations to the Executive under this Agreement shall terminate as at the date of termination and within 30 days of the date of termination the Corporation shall pay to the Executive’s estate all unpaid Base Salary and unpaid vacation pay accrued to the date of termination and any unpaid Bonus actually granted by the Board to the Executive as at the date of termination.  Any unpaid Bonus earned by the Executive but not yet granted by the Board shall be paid to the Executive’s estate in accordance with the policies of the Corporation.

Stock Options and Benefits on Termination

5.8
All Stock Options issued to the Executive which the Executive has not exercised and which have not expired as at the date of termination of the Executive’s employment shall immediately vest and shall be exercisable by the Executive after the termination of the Executive’s employment for the equivalent period as the number of months Base Salary to be paid under 5.3(b).

5.9
The Executive shall cease to be entitled to Benefits as at the date of termination of the Executive’s employment hereunder, unless a later date is required under applicable statutory law, in which case entitlement shall cease as at such later date.

5.10
Notwithstanding anything herein, upon a Change of Control of the Corporation, the Executive, at his sole option and discretion, within 30 days of a Change of Control having taken effect, may tender his resignation on 30 days notice to the Corporation in accordance with Section 5.3 and the Corporation will pay to the Executive all of the compensation and remuneration due under Section 5.3 in accordance with timelines therein. A “Change of Control” of the Corporation for purposes of this Agreement shall mean any of the following events:  (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 51% or more of the issued and outstanding shares of capital stock of Corporation having the right to vote for the election of directors of Corporation under ordinary circumstances; (ii) more than 55% of the assets of the Corporation are sold in a transaction or series of related transactions; (iii) the Corporation shall merge with any other person or firm; (iv) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Corporation (together with any new directors whose election by the board of directors of Corporation or whose nomination for election by the stockholders of Corporation was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

ARTICLE 6

KEY MAN INSURANCE

6.1
Each of the Corporation and any of its Related Entities shall have the right to take out, pay for and maintain in its name life and disability insurance on the Executive in such amounts as may be determined by the Board or by the board of any of its Related Entities from time to time, as applicable, for the sole benefit of the Corporation and/or any of its Related Entities, as applicable. Upon reasonable advance written notice to the Executive, the Executive shall cause the Executive to submit to such physical examinations at the expense of the Corporation and/or its Related Entities, as applicable, and to supply such information and sign such documents and otherwise fully co-operate with the Corporation and/or its Related Entities, as applicable, in order for such insurance to be obtained at the best rate(s) available in the circumstances.

ARTICLE 7

RETURN OF PROPERTY ON TERMINATION

7.1
Upon termination of the Executive’s employment hereunder this Agreement, the Executive shall within 24 hours of the date of termination, deliver to the Corporation all books, documents, effects, money, securities, keys, computers, vehicles and all other data and property of the Corporation then in the possession, control or custody of the Executive, including without limitation all originals and copies of all Confidential Information (as defined in Article 8 hereof) that is embodied in any way, whether in physical, electronic, magnetic, optical or other ephemeral form.

ARTICLE 8

CONFIDENTIALITY AND OWNERSHIP OF INFORMATION

Definitions

8.1	In this Article:

(a)
“Confidential Information” means all confidential and proprietary information and facts (including intellectual property) relating to the business and affairs of the Corporation and its Related Entities, or their respective investors, clients and suppliers, operators under operating agreements, partners, joint ventures, and other parties to contracts with the Corporation whether or not such information and facts:

(i)	are reduced to writing;

(ii)	were created or originated by the Executive or an employee; or

(iii)	are designated or marked as “confidential” or “proprietary” or some other designation or marking.

For greater certainty, Confidential Information includes but is not limited to:

(iv)	all business planning, financial, technical and other information;

(v)	computer software of any type or form and in any stage of actual or anticipated development, and programs and program modules;

(vi)	documents and materials respecting the business and affairs, properties, prospects, business relationships and contracts; and

(vii)
all information which becomes known to an employee as a result of the employee’s employment which the employee, acting reasonably, believes or ought to believe is confidential or proprietary information from its nature, or from the circumstances surrounding its disclosure to the employee.

Use of Confidential Information

8.2
The Executive agrees to maintain in strict confidence all Confidential Information, notwithstanding that such Confidential Information may also be in the public domain in  part, and shall take all reasonable precautions to prevent inadvertent disclosure of any such Confidential Information.  Such Confidential Information shall, for all purposes, be held by the Executive in a fiduciary capacity and solely for the benefit of the Corporation and its Related Entities and in compliance with all applicable laws and policies of the Corporation and its Related Entities relating thereto.  The Executive will not either during the term of this Agreement or at any time thereafter, use for the Executive’s own purpose or disclose, divulge or communicate orally, in writing or otherwise to any person or persons, or copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Executive’s Services or duties on behalf of the Corporation).

8.3	Nothing in this 8 shall preclude the Executive from disclosing or using Confidential Information at any time if:

(a)
Subject to the first sentence of Section 8.2 herein, such Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(b)
disclosure of such Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order provided that before disclosure is made, notice of the requirement is provided to the Corporation and the Corporation is afforded an opportunity to dispute the requirement or to seek a protective order.  If in the absence of a protective order or waiver, the Executive is advised by counsel that disclosure is required in order to comply with any court order or decree, such disclosure shall be permitted without any liability hereunder.

Ownership of Confidential and other Information

8.4
All Confidential Information and all reports, summaries, evaluations, memoranda, notes, records, papers and other documents, information and data acquired, compiled, generated, developed or prepared by the Executive pursuant to the Agreement or arising from the performance of the Executive’s obligations pursuant to this Agreement, together with all documents, information and data disclosed to the Executive in order to enable or permit the Executive to perform his Services, shall be owned by the Corporation and its Related Entities, as applicable, and shall not be used, copied, published, patented, copyrighted or disclosed by the Executive without the prior written consent of the Corporation (other than as necessary in carrying out the Executive’s Services or duties on behalf of the Corporation).  Nothing in the Agreement shall confer upon the Executive any right of use, title or interest in the aforesaid Confidential Information, documents, information and data.  Title to all Confidential Information, software, modifications, enhancements and data shall remain exclusively with the Corporation and its Related Entities or their licensors, as applicable, and the Executive shall not copy, duplicate or remove from any systems of the Corporation or any of its Related Entities the said Confidential Information, software, modifications, enhancements or data other than for the purpose of providing the Executive’s Services.

8.5
Whenever any invention or discovery or information relating to oil and natural gas prospects, reservoirs, or exploration or drilling opportunities is made or conceived by the Executive in the course or, or in connection with, or as a direct result of the performance of the Executive’s obligations pursuant to this Agreement, the Executive shall furnish the Corporation with complete information with respect thereto and the Corporation shall have the sole right and authority to determine the disposition of title to and all rights under any patent application or patent that may result. The Executive will, at the Corporation’s expense, execute such documents and do all such further things as may be necessary or proper to enable title to any such invention or discovery or information relating to oil and natural gas prospects, reservoirs, or exploration or drilling opportunities to be vested in the proper owner thereof as determined by the Corporation.

Third Parties

8.6
The Executive agrees that any reports, summaries, evaluations, memoranda, notes, records, papers and other documents, information and data provided to the Executive by the Corporation where such documents, information and data is the property of a third party is to be maintained in confidence for the third party.  Further, the Executive undertakes that if the Corporation requests the Executive to sign a statement to the effect, including, if applicable, an agreement to abide by the terms of any confidentiality or like agreement entered into by the Corporation and any third party, the Executive will do so.

8.7	The Executive agrees not to infringe any patent, copyright, trademark, trade name or trade secret or other proprietary right of any third party or restriction on use imposed by any third party.

In Perpetuity

8.8	The Executive acknowledges and agrees that the obligations under this Article 8 are to remain in effect in perpetuity.

ARTICLE 9

CONFLICT OF INTEREST, NON-COMPETE AND NON-SOLICITATION

No Conflict of Interest

9.1
The Executive represents and warrants that none of the negotiation, entering into or performance of this Agreement has resulted in or may result in a breach by the Executive of any agreement, duty or other obligation with or to any third party, including, without limitation, any agreement, duty or obligation not to compete with any third party or to keep confidential the confidential information of any third party, and there exists no agreement, duty or other obligation binding upon the Executive that conflicts with the Executive’s obligations under this Agreement.

9.2
The Executive shall conduct at all times all activities pursuant to or associated with this Agreement with the highest ethical standards. The Executive agrees to take all steps to ensure avoidance of all conflicts of interest between the Executive’s individual interests and the interests of the Corporation and its Related Entities in the performance of the Services pursuant to this Agreement.

  Non-Solicitation and Non-Compete

9.3
The Executive shall not, without the prior written consent of the Corporation, throughout the continuance of the Executive’s employment under this Agreement and for a period of one (1) year following the date of termination of the Executive’s employment hereunder solicit, raid, entice, encourage or induce, directly or indirectly, any person who is an employee or consultant of the Corporation or any of its Related Entities to become an employee or consultant of a person, corporation or other entity in which the Executive or the Executive has any interest as a shareholder, lender, director, officer, employee, consultant or agent.

9.4
Executive agrees that the Executive shall not, without the prior written consent of the Corporation, compete directly or indirectly with the Corporation or any of its Related Entities with respect to any acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the restricted area named in Schedule “A” to this Agreement, as same may be amended in writing from time to time by the Corporation and the Executive (the said restricted area, as amended from time to time, being hereinafter referred to as the “Restricted Area”) throughout the continuance of this Agreement and for a period of six (6) months following the date of termination of this Agreement which period shall increase by one (1) month for every year that the Executive is employed from and after August 17, 2010 to a maximum of twelve (12) months.  As used herein, Related Entities includes such affiliates of the Corporation and such other corporations, entities and businesses for which the services of the Executive are to be provided from time to time, (collectively, the “Related Entities”).

9.5           The Executive agrees that the Executive shall not, without the prior written consent of the Corporation, throughout the continuance of this Agreement and for a period of six (6) months following the date of termination of the Executive’s employment hereunder which period shall increase by one (1) month for every year that the Executive is employed from and after August 17, 2010 to a maximum of twelve (12) months engage or participate in, make any financial investment in or become employed by or act as a consultant to or render advisory or other services to any person, corporation or other entity in connection with any business activity that derives or will derive more than 5% of its revenue or projected revenue from the acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the Restricted Area. Nothing herein contained, however, shall restrict or otherwise preclude the Executive from owning, participating in or overseeing investments where such investments represent no more than 3% of the voting securities in any corporation whose stock is listed on a national securities exchange or actively traded in an over-the-counter market if the Executive do not actively operate or manage, or participate actively in the operation or management of, the business in which either is an investor so long as such business derives or is projected to derive no more than 5% of its revenue or projected revenue from the acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the Restricted Area.

9.6
The Executive acknowledges and agrees, and represents to the Corporation that the restrictions and obligations imposed on the Executive pursuant to this Article 9 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Corporation and its Related Entities and the goodwill associated with the business of the Corporation and its Related Entities. However, it is the intent of the Corporation, the Executive that this Agreement be enforceable and restrict the Executive’s activities only to the extent permitted by applicable law. Therefore, if any provision of this Article 9 shall be construed to be illegal, invalid or unenforceable by a court or tribunal of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court or tribunal to have the broadest type, scope and duration permissible under applicable law and if no validating construction is possible, shall be severable from the rest of the Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

9.7
The Executive acknowledges and agrees, that the restrictions imposed on the Executive pursuant to Article 9 of this Agreement, and the rights and remedies conferred on the Corporation by this Agreement, (i) are reasonable in time and territory; (ii) are designated to reasonably protect the Confidential Information of the Corporation and its Related Entities; (iii) are designed to eliminate competition which would be unfair to the Corporation and its Related Entities; (iv) would not operate as a bar to the

Executive’s means of support; (v) are fully required to protect the legitimate interests of the Corporation and its Related Entities; and (vi) do not confer a benefit on the Corporation or its Related Entities disproportionate to the detriment to the Executive or the benefits otherwise afforded to them pursuant to this Agreement.

ARTICLE 10

REMEDIES

10.1
The Executive acknowledges and agrees that the restrictions and obligations imposed on the Executive pursuant to Article 8 and Article 9 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Corporation and its Related Entities and the goodwill associated with the business of the Corporation and its Related Entities.  It is the intent of the Corporation and the Executive that this Agreement be enforceable and restricts the Executive only to the extent permitted by applicable law.  Therefore, if any provision of Article 8 or Article 9 shall be construed to be illegal, invalid or unenforceable by a court or tribunal of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court or tribunal to have the broadest type, scope and duration permissible under applicable law and if no validating construction is possible, shall be severable from the rest of the Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.2
The Executive acknowledges and agrees that the restrictions imposed on the Executive pursuant to Articles 8 and 9 of this Agreement, and the rights and remedies conferred on the Corporation by this Agreement, (i) are reasonable in time and territory; (ii) are designated to reasonably protect the Confidential Information of the Corporation and its Related Entities; (iii) are designed to eliminate competition which would be unfair to the Corporation and its Related Entities; (iv) would not operate as a bar to the Executive’s means of support; (v) are fully required to protect the legitimate interests of the Corporation and its Related Entities; and (vi) do not confer a benefit on the Corporation or its Related Entities disproportionate to the detriment to the Executive or the benefits otherwise afforded to the Executive pursuant to this Agreement.

10.3
The Executive acknowledges and agrees that if the Executive breaches any of the provisions of Article 8 or Article 9, the Corporation and its Related Entities may sustain irreparable harm and, therefore, in addition to any other remedies which the Corporation may have under this Agreement or otherwise, the Corporation or any of its Related Entities shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any breach of any provision of Article 8 or Article 9.  The Executive acknowledges that damages at law would not be an adequate remedy for violation of Article 8 or Article 9 and the Executive therefore agrees that the provisions of Article 8 or Article 9 may be specifically enforced against the Executive in any court of competent jurisdiction.  Nothing herein shall be construed as prohibiting the Corporation or any of its Related Entities from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

ARTICLE 11

RESOLUTION OF DISPUTES

11.1
Any controversy or claim arising out of or related to this Agreement or any breach or alleged breach of any provision of this Agreement shall be submitted to mediation mediated by a single mediator selected by the parties.

11.2	The costs of the mediation shall be borne entirely by the Corporation. Each party however, would be responsible for their own legal costs.

11.3
In the event that the parties cannot agree upon a mediator within 10 business days of the date that the controversy or claim arises or is made or in the event that the claim or controversy cannot be settled forthwith by the parties following not more than one day of mediation, recourse shall be had to a court of competent jurisdiction in the Province of Alberta.

ARTICLE 12

NOTICES

12.1
All notices, communications and other documents required or permitted to be served under the Agreement shall be in writing and may be given to or served on a party to the Agreement by personal delivery, by courier delivery or by registered mail addressed to the recipient at the address set forth in Schedule “E” to this Agreement or by facsimile or electronic mail sent to the facsimile number or e-mail address of the party set forth in

Schedule “E” to this Agreement.  In the event that either party wishes to change either its address or facsimile number or e-mail address pursuant to this section, such party may do so by service of a notice advising the other party of such change in accordance with the provisions of this section.

12.2
Any notice, communication, invoice or other document served on a party as provided herein shall, in the case of personal delivery, delivery by courier, deliver by registered mail or delivery by facsimile or electronic mail prior to the close of business on a business day, be deemed to have been received on the day of delivery or on the day sent if sent by facsimile with written confirmation of receipt obtained by the sender or on the day sent if sent by electronic mail, or if not a business day or after the close of business on a business day, on the business day next following the day of delivery or confirmed receipt or the day sent, as applicable.  In the event of a postal dispute or threat of a postal dispute, all notices, communications, invoices and other documents required or permitted to be served under this Agreement shall be delivered personally or by courier, facsimile or electronic mail only.

ARTICLE 13

GENERAL PROVISIONS

Entire Agreement

13.1
This Agreement and Stock Option Agreements(s) set forth the entire understanding of the parties with respect to the subject matter of  the respective agreements and there are no other terms, conditions, obligations, representations, warranties or other agreements between the parties with respect to the subject matter of the respective agreements, whether written or oral, other than those set forth in the respective agreements. This Agreement and Stock Option Agreement(s) each supersede all prior agreements, negotiations and discussions, whether written or oral, regarding the subject matter of the Agreement.   The Indemnification Agreement dated November 9, 2009 between the Corporation and the Executive shall survive the execution of this Agreement and remain in full force and effect in accordance with its terms.

Time of Essence

13.2	Time shall be deemed to be of the essence of this Agreement.

Waiver, Amendment

13.3
Except as otherwise provided in this Agreement, no amendment or variation of the provisions of this Agreement shall be binding on a party unless and until it is evidenced in writing signed by both parties.

13.4
No failure on the part of either party to enforce compliance with any term or provision of this Agreement shall be taken as a waiver of any of the terms or provisions of this Agreement, it being understood that any term or provision of this Agreement may only be waived by express waiver in writing signed by the parties. Any waiver so given shall extend only to the particular breach so waived and shall not affect the validity of any other or future breach. No exercise or waiver, in whole or in part, of any right or remedy for which provision is made in this Agreement shall constitute a waiver of any prior, concurrent or subsequent right or remedy for which provision is made in this Agreement.

Invalidity of Provisions

13.5
Subject to Section 10.1 hereof, if any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, contrary to law or unenforceable, such term or provision shall be deemed to be severed from this Agreement and shall not affect the validity of any other term or provision of this Agreement.

Governing Law

13.6
This Agreement shall be interpreted and construed in accordance with the laws in force in the Province of Alberta and of Canada applicable therein and the parties attorn to the jurisdiction of the Alberta Courts with respect thereto. All proceedings for the enforcement of this Agreement or with respect to this Agreement shall be commenced in Calgary, Alberta.

Currency

13.7	All references to sums of money in the Agreement shall be deemed to be references to American currency, unless expressly indicated otherwise.

Headings

13.8	The headings of this Agreement (including the Schedules hereto) are inserted for convenience of reference only and shall not be used in construing or interpreting any provision of this Agreement.

Successors and Assigns

13.9	This Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of the Corporation.

Survival

13.10
Notwithstanding any other term or provision of this Agreement, whether express or implied, the provisions of Articles 7, 8, 9 and 10 and this Section 13.10 shall survive the termination of the Executive’s employment hereunder.

ARTICLE 14

ACKNOWLEDGEMENT

14.1	The Executive acknowledges that:

(a)	the Executive has had sufficient time to review and consider this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the Executive’s obligations hereunder; and

(c)	the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement.

ARTICLE 15

COUNTERPARTS AND ELECTRONIC TRANSMISSION

15.1	This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

15.2	Transmission by facsimile or by e-mail in Portable Document Format (PDF) of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth at the top of the first page of this Agreement.

GEOGLOBAL RESOURCES INC.
By:	/s/: Paul B. Miller
Name: Paul B. Miller
Title: President & CEO

By:	/s/: David D. Conklin
Name: David D. Conklin
Title: Director

/s/: Sunil Karkera
Witness	SUNIL KARKERA

SCHEDULE A

1.	Description of “Services” to be Provided by the Executive

The  Chief Financial Officer of the Corporation (the “CFO”) will report to the President and Chief Executive Officer of the Corporation (the “President and CEO”) and will maintain open communication with the Board and the CEO. He will be a “full time” Executive dedicated to the Corporation, subject to the terms and conditions of the Agreement.

▪	the primary responsibilities of the CFO will include:

i)	planning, developing, directing, controlling, reviewing and overseeing the accounting, financial, reporting and budgeting functions of the Corporation and its Related Entities;

ii)
working with the Board and the President and  CEO of the Corporation in fulfilling the Board’s oversight responsibilities for the financial reporting process, the system of internal control over financial reporting, the audit process and the Corporation’s process for monitoring compliance with laws and regulations regarding financial, accounting and reporting matters and the Corporation’s Code of Business Ethics;

iii)
overseeing the management of the head office of the Corporation and all administrative matters, including, without limitation, the administration of those responsibilities described in (i) and (ii) above;

iv)	overseeing all tax planning by the Corporation and its Related Entities and ensuring tax compliance by the Corporation and its Related Entities;

v)	investing the funds of the Corporation and its Related Entities from time to time, subject to such directions as may be set by the Board from time to time;

vi)	developing annual capital commitment and expenditure budgets in coordination with the President and CEO for approval by the Board; and

vii)
developing annual operating forecasts of revenue, expenditures, operational results and financial performance in coordination with the President and CEO. These forecasts will serve as operating and financial guidelines and do not require Board approval except for those components specifically utilized in setting objectives for compensation purposes.

▪	the primary responsibilities of the CFO will be achieved through numerous activities, including the following:

a)	reviewing significant accounting and reporting issues and assessing their impact on the financial statements of the Corporation;

b)	reviewing with management and with the external auditors the results of any audit and any issues arising in connection therewith;

c)	reviewing all reports and regulatory filings prior to release for accuracy and completeness;

d)	reviewing with management and the external auditors all matters required to be communicated to the Audit Committee of the Corporation;

e)	considering the effectiveness of the Corporation’s internal control over annual and interim financial reporting, including information technology security and control;

f)
understanding the scope of the external auditors’ review of internal controls over financial reporting, and obtaining reports on significant findings and recommendations, together with management’s response;

g)	reviewing the external auditors’ proposed audit scope and approach;

h)	reviewing the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up of any instances of non-compliance;

i)	reviewing the findings of any examination of the financial records of the Corporation or any of its Related Entities by any regulatory agency;

j)	reviewing the process for communicating the Corporation’s Code of Business Ethics to the Corporation’s personnel and for monitoring compliance therewith;

k)	obtaining regular updates from management and Corporation legal counsel regarding compliance matters;

l)	regularly reporting to the Board about Audit Committee activities, issues and related communications;

m)	incorporating in all actions honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest and full, fair, accurate and timely disclosure of information; and

n)
fostering a corporate culture that promotes ethical practices and encourages individual integrity and social responsibility and developing a working environment in which all operations and activities of the Corporation and its Related Entities are conducted in accordance with applicable laws and regulations, the Corporation’s Code of Business Ethics, sound business practice and in accordance with the policies and practices approved by the Board.

▪
the Services will include the promotion of the best interests of the Corporation in the areas of the world in which the Corporation is active from time to time, including the identification and presentation of business opportunities to the Board as they arise from time to time.

2.	Restricted Area

The country of India, including, without limitation, all lands thereof, whether onshore or offshore, controlled by the Government of India under the Directorate General of Hydrocarbons. The countries of Israel and Colombia and such other countries as the Corporation may have properties or engage in business operations in the future.

SCHEDULE B

Benefits:

 The Executive is entitled to the following standard benefits:

1.	Participation in the existing Corporation Health plan at the Executive defined level of CAD $3,000 per year.

2.	Appropriate travel and health insurance for the Executive, which is being developed by management and the Board.

3.	CAD $6,000 per year RRSP Contribution.

SCHEDULE C

Performance Based Bonus Plan:

The Executive will be entitled to an annual performance based bonus.  The bonus plan will be approved by the Compensation Committee and tied to Corporation and individual goals and targets as determine in cooperation with the Executive.

SCHEDULE D

FORM OF RELEASE

Except as regards the obligation of the Corporation to pay accrued but unpaid compensation including  bonus remuneration, if any and to pay the Lump Sum (as that term is described in the Employment Agreement between the undersigned and the Corporation dated August 17, 2010, the undersigned (the “Releasor”, which term includes the undersigned’s successors, assigns, heirs, executors, estate trustees, personal representatives and administrators) in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby remises, releases and forever discharges GeoGlobal Resources Inc. (the “Corporation”) and Related Entities and their present and former directors, officers, agents, servants and employees (the “Releasees”, which term includes their respective successors, assigns, heirs, executors, estate trustees, personal representatives and administrators) of and from all actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever, known or unknown, suspected or unsuspected, and without limiting the generality of the foregoing, in respect of the Releasor’s hiring by, employment with and termination of employment with the Corporation in respect of claims or entitlements to salary, vacation pay, leave, benefits, long-term disability benefits, expenses, overtime pay, notice of termination, pay in lieu of notice of termination, termination pay or severance pay, wrongful dismissal damages, whether arising by contract (express or implied), common law, in equity or pursuant to any statute or regulation of Canada or any Province of Canada (collectively, the “Claims”) which the Releasor ever had, now has or may hereafter have against the Releasees, or any of them, for or by reason of, or in any way arising out of any cause, matter or thing existing up to the date hereof relating to, or arising directly or indirectly by reason of or as a consequence of, the Releasor’s employment by the Corporation or any of the Related Entities

DATED:                      ●

Witness	SUNIL KARKERA

SCHEDULE E

Addresses:

The Executive:

Sunil Karkera

118 Hidden Creek Cove NW

Calgary, Alberta

T3A 6L8

Phone:  403.831.9243

The Corporation:

GeoGlobal Resources Inc.

Attn:  Patti Price

Suite 200, 625 – 4th Ave SW

Calgary, Alberta, Canada

T2P 0K2

Phone: 403.777.9252

Fax:  403.777.9199

Email:  patti.price@geoglobal.com